Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261157

Prospectus Supplement No. 5 to Prospectus dated February 24, 2022

Li-Cycle Holdings Corp.

11,021,923 Common Shares

This Prospectus Supplement No. 5 supplements the Prospectus dated February 24, 2022 (the “Prospectus”) of Li-Cycle Holdings Corp., an Ontario corporation (“we” or the “Company”), that forms a part of the Company’s Registration Statement on Form F-1 (File No. 333- 261157). This Prospectus Supplement No. 5 is being filed to update and supplement certain information contained in the Prospectus with the information contained in our Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on May 12, 2022. This Prospectus Supplement No. 5 should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in the section titled “Risk Factors” beginning on page 12 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 12, 2022

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of May, 2022.

Commission File Number 001-40733

LI-CYCLE HOLDINGS CORP.

Li-Cycle Holdings Corp.

207 Queen’s Quay West, Suite 590

Toronto, ON M5J 1A7

(877) 542-9253

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F   ☒             Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Completion of LG Subscription

On December 13, 2021, Li-Cycle Holdings Corp. (the “Company”) entered into Subscription Agreements with each of LG Energy Solution, Ltd. (“LGES”) and LG Chem, Ltd. (“LGC”), each of which were subsequently amended and restated on March 11, 2022 and April 21, 2022 (the “Subscription Agreements”), pursuant to which each of LGES and LGC agreed, subject to the satisfaction of certain conditions, to subscribe for an equal number of the Company’s common shares (the “common shares”) in transactions exempt from registration under the Securities Act (the “Subscription”).

The Subscription was completed on May 11, 2022 and consisted of the issuance by the Company in accordance with the Subscription Agreements of (i) an initial tranche of 4,416,960 common shares, in the aggregate, at a price of $10.00 per share, for an aggregate initial tranche subscription price of approximately $44.2 million, and (ii) a second tranche of 883,392 common shares, in the aggregate, at a price of $6.60 per share (based on the volume-weighted average trading price of the Company’s common shares for the 5-trading days ending immediately prior to April 29, 2022), for an aggregate second tranche subscription price of approximately $5.8 million.

A press release issued by the Company announcing the completion of the Subscription is included as an exhibit to this current report on Form 6-K.

Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release, dated May 12, 2022

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Name:	Ajay Kochhar
Title:	Chief Executive Officer and Director

Date: May 12, 2022

Exhibit 99.1

Li-Cycle Announces Completion of $50 Million Investment

from LG Energy Solution and LG Chem

TORONTO, Ontario (May 12, 2022) – Li-Cycle Holdings Corp. (NYSE: LICY) (“Li-Cycle” or the “Company”), an industry leader in lithium-ion battery resource recovery and the leading lithium-ion battery recycler in North America, today announced the successful completion of the previously announced $50 million aggregate investment in common shares of the Company (“Common Shares”) by LG Energy Solution, Ltd. (“LGES”) and LG Chem, Ltd. (“LGC”). LGES and LGC have each subscribed for an equal number of Common Shares, at an average subscription price of $9.43 per Common Share. Following the investment, LGES and LGC collectively hold 5,300,352 Common Shares, representing approximately 3% of the issued and outstanding Common Shares in the capital of the Company.

Under the terms of the Subscription Agreements with each of LGES and LGC entered into on December 13, 2021, as amended and restated on April 21, 2022, the investment was split into two tranches: (i) an initial tranche of 4,416,960 Common Shares, in the aggregate, at a price of $10.00 per share (for an aggregate initial tranche subscription price of approximately $44.2 million), and (ii) a second tranche of 883,392 Common Shares, in the aggregate, at a price of $6.60 per share, being the volume-weighted average trading price of Li-Cycle’s Common Shares for the 5 trading days ending immediately prior to April 29, 2022 (for an aggregate second tranche subscription price of approximately $5.8 million).

Additional information regarding this announcement may be found in a Form 6-K that will be filed with the U.S. Securities and Exchange Commission and the Ontario Securities Commission.

About Li-Cycle Holdings Corp.

Li-Cycle (NYSE: LICY) is on a mission to leverage its innovative Spoke & Hub Technologies™ to provide a customer-centric, end-of-life solution for lithium-ion batteries, while creating a secondary supply of critical battery materials. Lithium-ion rechargeable batteries are increasingly powering our world in automotive, energy storage, consumer electronics, and other industrial and household applications. The world needs improved technology and supply chain innovations to better manage battery manufacturing waste and end-of-life batteries and to meet the rapidly growing demand for critical and scarce battery-grade raw materials through a closed-loop solution. For more information, visit https://li-cycle.com/.

CONTACTS

Li-Cycle Holdings Corp.

Investor Relations

Nahla A. Azmy

investors@li-cycle.com

Press

Kunal Phalpher

media@li-cycle.com

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Forward-Looking Statements

Certain statements contained in this communication may be considered “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, as amended, Section 21 of the U.S. Securities Exchange Act of 1934, as amended, and applicable Canadian securities laws. Forward-looking statements may generally be identified by the use of words such as “will”, “continue”, “anticipate”, “expect”, “estimate”, “potential”, “future”, “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. Forward-looking statements may include, for example, the future financial performance of Li-Cycle and the anticipated benefits from the proposed collaboration with LGC and LGES, the growing global market demand for lithium-ion batteries and their raw material; the future financial performance of Li-Cycle and the development of the Rochester Hub. These statements are based on various assumptions, whether or not identified in this communication, which Li-Cycle believes are reasonable in the circumstances. There can be no assurance that such estimates or assumptions will prove to be correct and, as a result, actual results or events may differ materially from expectations expressed in or implied by the forward-looking statements.

These forward-looking statements are provided for the purpose of assisting readers in understanding certain key elements of Li-Cycle’s current objectives, goals, targets, strategic priorities, expectations and plans, and in obtaining a better understanding of Li-Cycle’s business and anticipated operating environment. Readers are cautioned that such information may not be appropriate for other purposes and is not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability.

Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Li-Cycle, and are not guarantees of future performance. These and other risks and uncertainties related to Li-Cycle’s business are described in greater detail in the section entitled “Risk Factors” in its Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission and the Ontario Securities Commission in Canada on January 31, 2022, and in other filings made by Li-Cycle with securities regulatory authorities. Because of these risks, uncertainties and assumptions, readers should not place undue reliance on these forward-looking statements. Actual results could differ materially from those contained in any forward-looking statement.

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